Exhibit (p)(4)

AQR Capital Management, LLC Code of Ethics AS AMENDED: DECEMBER 2022 | LAST REVIEWED: DECEMBER 2022 This Code of Ethics is the property of AQR Capital Management, LLC and AQR Arbitrage, LLC (collectively, “AQR” or the “Firm”). The contents of this manual are confidential and should not be shared with any third parties without the prior permission of the Global Head of Compliance (the “CCO”) or his designee.

AQR Capital Management, LLC | Code of Ethics 1

Table of Contents
I.	Code of Ethics			2
	1.1	Compliance with Applicable Federal and Other Securities Laws		2
	1.2	Fiduciary Obligations		2
	1.3	Protecting Confidential Information		2
	1.4	Policy to Prevent Insider Trading		3
		(a)	Insider Trading	3
		(b)	Recognizing MNPI	4
		(c)	Reporting Requirements	5
		(d)	Restricted List	5
		(e)	Expert Networks, Political Intelligence Firms, and Similar Industry Consultants	6
		(f)	Alternative Data	6
	1.5	Personal Trading Policy		6
		(a)	General Policy	6
		(b)	Personal Accounts	6
		(c)	Reporting Requirements	7
		(d)	Pre-Clearance Requirements	8
		(e)	Seven-Day Blackout Period	9
		(f)	Required Holding Period	9
		(g)	Prohibited and Limited Transactions	9
		(h)	Third-Party Managed Accounts	10
		(i)	Trading Activity	11
		(j)	Personal Trading Violations	11
		(k)	Bitcoin and Other Cryptocurrencies	11
	1.6	Violations and Sanctions		11
	1.7	Duty to Report Violations and Cooperate with Firm Investigations		12
	1.8	Non-Retaliation Statement		12
	1.9	Legal and Regulatory Inquiries		12
II.	Definitions			13

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I. Code of Ethics1

1.1 Compliance with Applicable Federal and Other Securities Laws

Employees are required to comply with all federal and other securities laws, rules and regulations applicable to the business of AQR. Policies concerning these laws are discussed in this Manual and other policies and procedures adopted by the Firm.

1.2 Fiduciary Obligations

The Firm is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment adviser under the Advisers Act and owes a fiduciary duty to its Clients.2 The SEC’s interpretation regarding the standard of conduct for investment advisers under the Advisers Act describes the nature and scope of these obligations. The Firm’s fiduciary duty is broad and applies to the entire adviser-Client relationship and obligates the Firm to act in the best interest of Clients at all times, meaning the Firm cannot place its own interests ahead of the interests of its Clients.

Fundamental to the fiduciary standard are the duties of loyalty and care. The duty of loyalty requires the Firm to not put its own interests ahead of its Clients’ interests. To meet its duty of loyalty, the Firm must provide full and fair disclosure to its Clients of all material facts relating to the advisory relationship and all conflicts of interest that might incline an investment adviser (consciously or unconsciously) to render advice that is not disinterested.

The duty of care includes, among other things:

•

the duty to provide investment advice that is in the best interest of the Client (based on a reasonable understanding of the Client’s objectives and the investment mandate and any applicable investment guidelines), which includes a duty to provide advice that is suitable for the Client

•	the duty to reasonably ensure that investment advice is based on materially accurate and complete information

•	the duty to seek best execution of a Clients’ transactions where the Firm has the responsibility to select broker-dealers to execute Client transactions

•	the duty to provide advice and monitoring at a frequency that is in the best interest of the Client, taking into account the scope of the agreed relationship

All employees involved in the investment process must refrain from engaging in any personal business activity that could conflict with the proper execution and management of any fund, product, or strategy over which the

Firm has discretionary investment authority, or that could impair the employee’s or the Firm’s ability to make impartial decisions with respect to the Firm’s investment program.

1.3 Protecting Confidential Information

Employees should take special caution to safeguard the Firm’s Confidential Information. Such information includes, but is not limited to, the following:

•	the identity of the Firm’s Clients and information related to Client accounts, including but not limited to fees, securities holdings, and transactions

•	employee personal information, including performance reviews and compensation information

•

information related to the Firm’s investment process, research, code, signals, operational or organizational structure, Human Resources Department files, controls, performance, financial assets, net worth, revenues or net income

[1]

All employees are subject to the Code of Ethics. The CCO may, at the CCO’s sole discretion, subject certain third-party service providers and contractors to this Code of Ethics or a modified version hereof, depending on the facts and circumstances of the engagement.

[2]	Capitalized terms used in this Manual are defined in Section II, “Definitions”, at the end of this Manual.

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•	information related to the Firm’s portfolios, securities recommendations, trading and/or execution strategies, holdings, executed trades, or pending orders

•	software, algorithms, models, or programs developed by the Firm

Employees should not circulate or discuss Confidential Information inside or outside of the Firm with unauthorized individuals. Employees also should not access, use, disclose, or divulge any Confidential Information except as may otherwise be required in connection with performance of their duties for the Firm.

Moreover, employees are prohibited from sending any Confidential information to their non-AQR email accounts, such as personal or academic email accounts. If you believe that there is a business need to send Firm work product to your non-AQR email account, you must obtain pre-approval from Compliance (esurveillance@aqr.com) before sending.

Employees must promptly report to the Compliance Department if: (1) they become aware that Confidential Information is not secured or may appear to be generally accessible (e.g., on a shared drive); or (2) they have inadvertently received or disclosed Confidential Information.

Other than in the ordinary course of the employee’s duties for the Firm, during and subsequent to the employee’s employment, the employee shall not copy, take pictures of, remove or forward from the Firm’s premises or systems, either directly or indirectly, any drawings or whiteboards, writings, prints, documents, telephone/address directories (whether in hard copy or digital), computer screens or other screen shots, hard drives, thumb or flash drives, cloud systems or anything else containing, embodying, or disclosing any Confidential Information without the prior permission of the CCO or his designee. Upon the termination or resignation of an employee’s employment with the Firm for any reason, the employee is expected to immediately return any such items to the Firm. Please contact Compliance at esurveillance@aqr.com if you have questions about this policy.

Confidential Information may be made available to certain employees for Compliance surveillance monitoring and other purposes as necessary to perform their duties for the Firm. Confidential Information may also be provided to third-party service providers as necessary to perform their contracted services for the Firm.

In addition, Confidential Information may be disclosed to government, regulatory or self-regulatory organizations to fulfill the Firm’s various regulatory obligations, or otherwise when disclosure is required by law, or is necessary for the purpose of, or in connection with, legal proceedings or to defend legal rights.

1.4 Policy to Prevent Insider Trading

(a)	Insider Trading

It is a criminal violation of law and a violation of Firm policy to engage in insider trading. Insider trading is defined as trading in securities on the basis of material nonpublic information (“MNPI”) in breach of a duty of trust or confidence. Employees are also prohibited from passing along MNPI or tipping anyone to buy or sell securities while in possession of MNPI relating to those securities. A violation of these restrictions could have severe consequences for both the Firm and its employees. Any employee engaging in activity in violation of the provisions set forth in this section may be subject to disciplinary action, including termination of employment or referral of the matter to the appropriate regulatory agency for civil or criminal investigation. Any employee who learns of any actual or potential violation of the law or provisions of this section must promptly notify the CCO or any member of the Compliance Department.

Federal, state and international securities laws and regulations prohibit securities transactions while in possession of MNPI under certain circumstances, including, but not limited to:

•	“misappropriated” information or information improperly obtained by the purchaser or seller

•	information provided by a corporate insider to the purchaser or seller in exchange for a monetary or non-monetary consideration

•	an individual prohibited from trading under the items referenced above “tips” the information to the purchaser or seller

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A violation of insider trading laws could result in civil and/or criminal penalties under both federal and state securities laws, including but not limited to:

•	the Firm and/or the offending employee may be subject to criminal prosecution and, if convicted, significant monetary fines and imprisonment

•	the Firm may face SEC action (or other actions pursuant to a non-U.S. law or regulation) seeking monetary and administrative sanctions

•	the Firm and/or the offending employee may be subject to lawsuits by private plaintiffs

•	the Firm and/or the offending employee may face suspension, revocation or termination of their registrations or memberships

(b)	Recognizing MNPI

Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision. Generally, this includes any information the disclosure of which is reasonably likely to have a meaningful effect on the price of an outstanding security. Information may be material even if it relates to speculative or contingent events. The assessment of materiality is highly fact specific. When in doubt, employees should err on the side of caution and bring the information in question to the attention of the CCO or the Compliance Department for further consideration.

Information is considered “nonpublic” if such information has not been broadly disseminated to investors in the marketplace, such as an issuer releasing the information over the news wires, disclosing it in public filings made with a regulatory agency (e.g., Forms 10-K or 10-Q) or otherwise disseminating the information in a manner that makes it fully available to investors in the marketplace. The fact that nonpublic information is reflected in rumors in the marketplace does not necessarily mean that the information has been publicly disseminated. Even when some information regarding a matter has been made public, other aspects of the matter may remain nonpublic.

Examples of where MNPI may arise, depending on the circumstances, include, but are not limited to, the following events:

•	impending or potential mergers, acquisitions, tender offers, joint ventures or changes in assets, such as large disposal of the same

•	earnings or revenue information and changes in previously disclosed financial information

•	liquidity issues or impending bankruptcy

•

events regarding the issuer’s securities (e.g., advance knowledge of a ratings downgrade, defaults on securities, calls of securities for redemption, public or private sales of additional securities, stock splits or changes in dividends, repurchase plans or changes to the rights of security holders)

•	new products or discoveries, or developments regarding clients or suppliers (e.g., the acquisition or loss of a major contract)

•	major government action involving the issuer (e.g., FDA decision on a new drug)

•	significant changes in control or management

•	content of forthcoming brokerage research reports

•	changes in auditors or auditor notification that the issuer may no longer rely on an auditor’s report

•	actual or threatened litigation or regulatory actions

•	information relating to the market for an issuer’s securities, such as a large order to purchase or sell securities

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•	prepublication of information regarding articles or reports in the financial press

(c)	Reporting Requirements

Any employee who believes that they may be in possession of MNPI must promptly report the information to the CCO or any member of the Compliance Department.

Unless specifically permitted by the CCO or his designee, such employee must not:

•	transact in the securities of the relevant issuer in any account (either personal accounts or accounts managed by the Firm)

•	discuss the information with anyone inside or outside of the Firm except for the CCO or any member of the Compliance Department

•	facilitate the use or disclosure of MNPI by others—including another AQR employee

(d)	Restricted List

The Firm’s Restricted List is maintained by the Compliance Department and is a list of issuers whose securities are subject to partial or complete trading prohibitions for personal and Firm trading, except as pre-approved by the CCO or his designee. Issuers are placed on the Restricted List for a variety of business or legal reasons, including to comply with the terms of confidentiality and other agreements, to prevent violations of the securities laws, and to avoid the appearance of misuse of Confidential Information by the Firm.

Employees should not speculate as to why an issuer was placed on the Restricted List. The Restricted List is highly confidential to the Firm and should not be disclosed externally without the Compliance Department’s permission.

If a particular issuer is placed on the Restricted List, trading is generally prohibited in all securities related to the issuer, including: equity, options, rights, swaps, debt, warrants, convertible securities, and any other derivative whose market value is determined principally with reference to those securities. In some instances, the Compliance Department may determine that a partial trading prohibition is appropriate. The Restricted List generally does not prohibit trading in exchange traded funds (“ETFs”), broad-based indices, diversified baskets, or similar instruments containing the issuer’s securities.

Absent prior approval of the CCO or his designee, all employees are prohibited from engaging in any trade that is subject to a Restricted List prohibition, including for any personal account or any account managed by the Firm.

The effectiveness of the Restricted List depends to a large extent on employees’ notifying the Compliance Department on a timely basis of events that may require the placement of an issuer on the Restricted List. For that reason, it is critical that an employee notify the Compliance Department immediately if an employee:

•	believes he or she has obtained or may obtain MNPI

•	receives a request to sign a non-disclosure agreement (“NDA”) or confidentiality agreement

•	has been asked to join a formal or informal creditors committee or board of directors

An issuer will ordinarily be removed from the Restricted List when the Compliance Department determines that any MNPI in the Firm’s possession has been publicly disclosed or is no longer material and/or the term of the applicable NDA or confidentiality agreement has expired. In some cases, nonpublic information may continue to be material long after the conclusion of the transaction or relationship that led to the receipt of the information.

Any employee may request to add or remove issuers from the Restricted List by contacting the Compliance Department, which has ultimate authority to decide when an issuer should be added to or removed from the Restricted List.

The Compliance Department will maintain a record of all Restricted List entries, including the relevant dates and reasons for placing an issuer on and taking it off the Restricted List and the scope of the trading prohibitions. The Compliance Department will also monitor all personal accounts and all accounts managed by the Firm for trading in Restricted List securities.

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If an employee is uncertain as to whether an issuer should be placed on or taken off the Restricted List, he or she should consult the Compliance Department, which will also address any questions or requests for exceptions to the prohibition against trading securities of issuers on the Restricted List.

(e)	Expert Networks, Political Intelligence Firms, and Similar Industry Consultants

Another possible source of MNPI involves the use of expert networks, political intelligence firms, or similar industry consultants to provide information, advice, analysis, market or industry expertise for use in formulating investment views and decisions. Expert network firms provide specialized information about companies and industries to asset managers, mutual funds and other investment firms in exchange for fees. Political and/or economic intelligence firms collect intelligence—e.g., information or analysis about fiscal or monetary policy decisions, legislative developments, political or regulatory actions—from current or former insiders, including members of Congress, their staffers, employees of regulatory agencies, and other Federal employees, and sell the information to asset managers, mutual funds and other investment firms whose businesses are affected by Federal legislations, regulation, policy changes, etc. Such service providers may have confidential information and/or MNPI by having relationships with, among others: (1) current or recent employees of public companies; (2) known significant suppliers or distributors to public companies; (3) attorneys, accountants and consultants engaged by public companies; (4) government officials; or (5) doctors serving on data safety monitoring boards for clinical trials. The use of expert networks, political intelligence firms, or similar industry consultants must be pre-approved by the Compliance Department.

(f)	Alternative Data

The Firm uses various types of data for investment research. Data obtained from non-traditional sources (e.g., consumer transactions, social media mentions) is sometimes referred to as “alternative data”. Such data may contain potential MNPI or personal information depending on the nature and origin of the data.

The use of alternative data must be pre-approved by the Compliance Department.

Any questions concerning whether a particular data set constitutes alternative data and is subject to Compliance pre-approval should be raised with Compliance.

1.5 Personal Trading Policy

(a)	General Policy

The Personal Trading Policy governs the personal trading and investments of all AQR employees globally and their Household Members. As an employee, you are prohibited from putting your own interests ahead of the interests of Clients and you must avoid transactions, activities, and relationships that might interfere with making decisions in the best interests of Clients. For example, employees may not execute transactions with the same individual employee at a broker-dealer firm with whom AQR conducts business.

All exceptions to this Personal Trading Policy must be approved by the CCO or his designee.

(b)	Personal Accounts

Employees must disclose in the Compliance System all brokerage or other investment accounts, including trusts or investment clubs, in which the employee has direct or indirect influence or control (such as joint ownership, trading authorization, or the authority to exercise investment discretion) or a direct or indirect Beneficial Interest. Employees are presumed to have a Beneficial Interest in any account or securities held by their spouses, domestic partners, dependent children. The Personal Trading Policy applies equally to all accounts for Household Members.

(i)	Exempt Accounts – No Disclosure Required

Employees are not required to disclose the following types of accounts:

•	401(k) and 403(b) retirement plan accounts that only hold U.S. registered open-end mutual funds

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•	Accounts held directly at U.S. registered mutual fund companies

•	However, you must disclose any accounts holding AQR Mutual Funds (unless held in AQR’s 401(k) plan) (see footnote 5)

•	529 college savings plans

•	Variable annuity contracts

(ii)	Approved Broker Requirements

As a general rule, all employees (and their Household Members) are required to conduct their personal trading through a broker listed on the Approved Broker List (an “Approved Broker”). Approved Brokers generally provide an electronic feed of transactions and holdings directly to AQR.3 Any exception to this requirement to maintain accounts at an Approved Broker must be approved by the CCO or his designee.

The list of Firm-approved brokers is subject to change and is maintained by the Compliance Department. The current list of Approved Brokers is available in the Personal Trading Quick Reference Guide, which is available on the Compliance Page (Go/Compliance).

(c) Reporting Requirements

(i) Reporting Account Information

Employees are required to complete an initial Compliance certification and disclose via the Firm’s Compliance System all accounts (other than those noted in Section 1.5(b)(i), above) no later than ten days after beginning their employment or being designated as subject to the Code of Ethics (both referred to as their “start date”). All new employees (and their Household Members) must agree to close or move their existing accounts to one of the Approved Brokers within 45 days of their start date unless an exception or extension has been received from the CCO or his designee.

Employees also must promptly report via the Compliance System any changes in their accounts, including the opening of any new accounts and closing of any existing accounts. It is the employee’s responsibility to promptly update the Compliance System with this information.

Note—When opening a new account (including accounts at an Approved Broker), the employee must report the account in the Compliance System and obtain approval before transacting in the account.

(ii)	Securities Exempt from the Personal Trading Policy

The following is a list of securities that are exempt from the Personal Trading Policy, including all reporting and pre-clearance requirements (the “Exempt Securities”):

•	direct obligations of the Government of the United States (i.e., treasury bills, treasury bonds and U.S. savings bonds)

•	bankers’ acceptances, bank certificates of deposit, commercial paper, and High Quality Short- Term Debt Instruments, including short term municipal bonds and repurchase agreements

•	shares issued by money market funds

•	shares issued by U.S. registered open-end funds (i.e., mutual funds) other than AQR Mutual Funds and ETFs

•	shares issued by unit investment trusts (other than ETFs) that are invested exclusively in unaffiliated mutual funds

[3]	In order to maintain personal securities accounts, employees and their Household Members are required to provide consent for their broker(s) to provide AQR their personal trading activity.

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All other types of securities, which include any common or preferred stock, debt securities, ETFs, AQR Mutual Funds, shares issued by a close-end investment company or non-U.S. registered mutual fund, and Private Placements (collectively referred to as “Reportable Securities”) are subject to the Personal Trading Policy and requirements set forth below.

If you have questions as to whether a type of security is exempt, please contact the Compliance Department at CoreCompliance@aqr.com.

(iii)	Holdings Reports

As part of the initial Compliance certification, employees are required to disclose via the Firm’s Compliance System all holdings in Reportable Securities no later than ten days after their start date.4 At least annually, all employees are required to certify to and update as necessary their holdings in Reportable Securities.5

(iv)	Transaction Reports

On a quarterly basis, each employee is required to certify that all transactions in Reportable Securities that occurred during the prior quarter have been accurately reported in the Compliance System or provide any necessary updates. All employees are required to complete the quarterly and annual Compliance certifications, even if they do not hold any accounts and did not enter into any transactions in Reportable Securities during the reporting period.

The Compliance Department will review these reports and any issues or potential violations will be escalated to the CCO or his designee.

(d) Pre-Clearance Requirements

(i)	General

Unless explicitly exempted below, employees are required to submit a trade request in the Compliance System and receive an approval before undertaking any personal transactions in Reportable Securities. This includes, among others, all equity and debt securities, all transactions in Private Placements,6 and any loan on behalf of employees (or their Household Members) with a financial institution that will be collateralized by Reportable Securities.7

Employees are responsible for understanding and monitoring any margin activity (e.g., pro-active funding, capital requirements, Portfolio/Regulation T margin calls) in their personal accounts and pre- clear any liquidation sales related to a margin call. Failure to pre-clear any liquidation sales related to a margin call, including those transactions executed by a broker without the employee’s knowledge or direction, may result in a violation of the Code of Ethics and the potential imposition of a sanction.

Note—The Compliance Department reserves the right to deny any pre-clearance request for any reason and the reasons for any such denial may not be shared with the employee.

(ii)	Approval Period

If a pre-clearance request is approved, the approval is effective until local market close on the date of approval; provided, however, the CCO or his designee may shorten or rescind any approval if it is deemed appropriate to do so. Transactions also may not exceed the quantity of shares approved in the pre-clearance request.

[4]

The initial holdings report must be current as of a date not more than 45 days prior to their start date. This requirement also applies to Private Placements and all Reportable Securities not held at a broker-dealer.

[5]

Holdings information must be current as of a date no more than 45 days prior to the date each subsequent annual report is submitted. AQR Mutual Funds holdings in the AQR 401k Plan at Merrill Lynch do not require reporting to the Compliance Department.

[6]	Employees are required to pre-clear all transactions (i.e., initial investment, additional funding to an existing investment or redemption/liquidating transactions) in a Private Placement.
[7]

For pre-clearance requests involving collateralized loans, employees will be required to provide the name of the financial institution, the Reportable Securities used as collateral and a description of the loan’s purpose.

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Note—Facts and circumstances may occur, post pre-clearance approval, which may result in the Compliance Department requiring a reversal of the trade and disgorgement of any resulting gains.

(iii)	Transactions Exempt from Pre-Clearance

Employees are not required to obtain prior approval to transact in the following Reportable Securities:

•	ETFs

•	AQR Mutual Funds

•	Non-US registered open-end funds (e.g., Non-U.S. mutual funds, UCITs)

•	Municipal Bonds

•

securities acquired through corporate actions, such as stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations generally involving all holders of the same class of securities

•	Involuntary sales due to a company exercising a call provision on its outstanding debt

•

transactions involving the exercise and/or purchase of securities pursuant to an employer stock option plan and any other similar plans. Any subsequent sale of Reportable Securities received from such plans must be pre-cleared

•	securities purchased pursuant to an automatic investment plan, including a dividend reinvestment plan

•	securities issued by an exercise of rights to the holders of a class of securities

•	transactions in direct obligations of non-U.S. Governments

(e)	Seven-Day Blackout Period

Employees may not purchase or sell any Reportable Security, subject to certain de minimis thresholds, during the seven-calendar day period before or after either a buy or sell order for a Client’s account is executed or while a Client order is pending for the same or related security (such as securities convertible into the security). The existence of recent Client trades and pending orders will be checked as part of the pre-clearance process described above, and pre-clearance may be denied if the Compliance Department determines it is inconsistent with the best interests of any Client.

Note—Employees may not knowingly trade parallel to or against a Client in a Reportable Security at any time or in any amount.

This prohibition does not apply to Third-Party Managed Accounts (discussed in Section 1.5(h) below) or to securities and transactions that are not subject to the pre-clearance requirements (discussed in Section 1.5(d)(iii) above).

(f)	Required Holding Period

An employee may not purchase and sell, or sell and purchase, the same security within 30 calendar days. This provision extends across all accounts (e.g., if you purchase a security in one account, you cannot sell that same security in less than 30 calendar days in a different brokerage account).

This prohibition does not apply to Third-Party Managed Accounts (discussed in Section 1.5(h) below) or to securities and transactions that are not subject to the pre-clearance requirements (discussed in Section 1.5(d)(iii) above).

(g)	Prohibited and Limited Transactions

The following table lists additional prohibitions and restrictions on transactions and holdings in Reportable Securities. Other than the restrictions on Initial Public Offerings, the below prohibitions do not apply to Third-Party Managed Accounts (discussed in Section 1.5(h) below).

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Transaction Types	Prohibition or Limitation
Initial Public Offerings /	Participation in an Initial Public Offering or any Initial Token Offering
Initial Token Offerings	(as defined in Section 1.5(k) below) is prohibited.

Restricted List	Transactions in securities on the Firm’s Restricted List are prohibited.

Affiliated Managers Group,	Transactions in securities issued by Affiliated Managers Group, Inc.
Inc. (“AMG”) Securities	securities (ticker: AMG) are prohibited.[8]

Short Sales	Short selling securities is prohibited. Pre-existing short positions must be exited within 30 days of start date (subject to the pre-clearance requirements).

Derivatives	All derivatives, including options, warrants, swaps, futures and forward contracts are prohibited. Pre-existing positions must be exited within 30 days of start date (subject to the pre-clearance
requirements) or held until expiration unless an exception has been approved by the CCO or his designee.

Good until Cancelled /	“Good until cancelled” orders and limit orders other than a “same-day”
Limit Orders	limit order generally should be avoided. Such orders are difficult to pre-clear and can cause inadvertent pre-clearance violations.

The below chart contains additional investment activities that are prohibited.
Type of Activity	Prohibition
Front-Running	Front-Running is taking a position (or selling a position) in a security or interest in a personal account with knowledge that the Firm will soon take a position (or sell a position) in the same security or interest. Front-Running is an illegal activity and prohibited for all trading, whether for personal accounts or trading on behalf of the
Firm.

Scalping	Scalping refers to taking improper advantage of a Client’s trading for the benefit of an employee’s personal account. Scalping is an illegal activity and prohibited.

(h)	Third-Party Managed Accounts

Transactions within approved Third-Party Managed Accounts are exempt from the pre-clearance requirements and trading restrictions set forth in the Personal Trading Policy if the following conditions are met:

•

the investment manager has exclusive, discretionary investment authority over the account and the employee (and their Household Members) have no direct or indirect influence or control over the account

•	the investment manager is independent and not affiliated with or related to the employee (or their Household Members)

•

the investment manager provides written confirmation that (1) the investment manager has been granted exclusive, discretionary investment authority, and (2) the account holder does not exercise investment discretion or otherwise have direct or indirect influence or control over the investment decisions[9]

[8]	Please note the Firm’s portfolio management teams are also prohibited from purchasing or selling AMG securities in Client Accounts.
[9]	The written confirmation must be in a form acceptable to the Compliance Department and the manager, investment adviser or trustee may be asked to periodically provide an updated confirmation.

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•	the account will not purchase any security issued in an initial public offering

Note—Robo-advised accounts are not considered Third-Party Managed Accounts.10 As such, the transactions in these accounts must be limited to securities that are exempt from the Firm’s pre- clearance requirements, such as ETFs and mutual funds, and adhere to all reporting requirements.

(i)	Trading Activity

Employees are discouraged from engaging in a pattern of investment transactions that either: (1) is so frequent as to potentially impact their ability to carry out their assigned responsibilities; (2) gives rise to conflicts or perceived conflicts with the best interest of AQR’s Clients; or (3) uses company resources or information learned during the course of their association with AQR for personal gain.

Note—The use of trading algorithms that operate autonomously for personal trading is prohibited. Employees are also strictly prohibited from buying or selling any funds managed by AQR (including AQR Mutual Funds) on the basis of material non-public information learned during the course of their association with AQR.

The Compliance Department monitors the frequency of personal trading and reserves the right to subjectively determine what constitutes excessive trading. The Compliance Department may restrict personal trading for a particular employee (and their Household Members) or for all employees.

(j)	Personal Trading Violations

The CCO or his designee reserves the right to prohibit an employee’s personal trading at any time and for any reason. If an employee does not comply with the Personal Trading Policy, the Firm may require the employee to trade out of the applicable position and/or disgorge any resulting gains. Each employee agrees to exit or liquidate upon instructions from the CCO or his designee, with the understanding that no explanation is required if such instruction is given, and no liability will accrue to the Firm as a result of any losses arising out of such exit or liquidation.

Personal trading violations may lead to disciplinary or other action, including but not limited to: (1) a requirement that a trade/transaction be reversed (even if a loss is incurred in doing so) in the event that an employee does not receive pre-approval from Compliance prior to transacting; (2) the suspension of personal trading privileges; (3) other employment-related action, including termination of employment; or (4) referral of the matter to the appropriate regulatory or government agency.

(k)	Bitcoin and Other Cryptocurrencies

The trading of Bitcoin and other cryptocurrencies (collectively, “Cryptocurrencies”) is permitted, but may be subject to additional review and restrictions by the Compliance Department based on regulatory guidance. As noted above, Employees (and their Household Members) are prohibited from participating in or fundraising for any initial token offerings, including but not limited to an initial coin offering (ICO), security token offering (STO), initial exchange offering (IEO), or initial dex offering (IDO) (collectively, “Initial Token Offerings”). As noted above, employees (and their Household Members) are also prohibited from engaging in derivative transactions, which includes futures and options on cryptocurrencies.

Note—As stated above, the use of trading algorithms that operate autonomously for personal trading, including for trading cryptocurrencies, is prohibited.

1.6	Violations and Sanctions

A failure to comply with the Manual or the Firm’s other policies and procedures may not necessarily amount to a violation. The CCO or his designee makes the determination as to what constitutes a violation and, where applicable, will work with the Human Resources Department and/or the employee’s supervisor to determine the appropriate disciplinary action, if any. When evaluating the appropriate disciplinary action for a Code of Ethics violation, if any, relevant facts and circumstances are considered, including, but not limited to, the frequency of occurrence and length of time since any previous violation by the employee.

[10]

Robo-advisers are digital platforms that provide automated, algorithm-driven financial planning services with little to no human supervision. A robo-advised account is an account offered by a robo-adviser on its digital platform.

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Violations that demonstrate a lack of respect for the Firm’s commitment to adhere to high ethical, integrity and business conduct standards may result in disciplinary action, including termination of employment. Additionally, a violation of law may lead to disciplinary action that may include termination of employment and/or referral of the matter to the appropriate regulatory or government agency.

1.7	Duty to Report Violations and Cooperate with Firm Investigations

Employees are required to report promptly any known or suspected violations of the Manual, any Firm policy or procedure, or any law or regulatory requirement related to our business, including, but not limited to:

•	violations of any applicable securities laws or regulatory requirements

•	breach of fiduciary duty arising under any applicable laws

•	violations of any similar laws or regulations by the Firm or any of its employees or agents

Reporting can be made to a manager, the CCO, any member of the Compliance Department or anonymously via the AQR Hotline.11 Managers and members of the Compliance Department have an obligation to escalate any such reports to the CCO or his designee, who will determine how to proceed and whether a matter should be reported to any regulatory authority.

Employees (and former employees as needed) must also cooperate as requested by the Firm with any investigation, inquiry, internal review, examination or litigation related to the Firm’s business or potential misconduct.

Note—Notwithstanding anything herein to the contrary, this Manual will not be interpreted or applied in any manner that would violate an employee’s legal rights as an employee under applicable law. For example, nothing in this Manual prohibits or in any way restricts any employee from reporting possible violations of law or regulation to, otherwise communicating directly with, cooperating with or providing information to any governmental or regulatory body or any self-regulatory organization or making other disclosures that are protected under applicable law or regulations of the SEC or any other governmental or regulatory body or self-regulatory organization. An employee does not need prior authorization from AQR before taking any such action and an employee is not required to inform AQR if he or she chooses to take such action.

1.8	Non-Retaliation Statement

The Firm strictly prohibits intimidation or retaliation against anyone who (i) makes a good faith report about a known or suspected violation of the Manual or any Firm policy or procedure, or any law or regulation, or (ii) assists with any inquiry or investigation of any such violation.

The Firm will endeavor to maintain the confidentiality of any report of potential wrongdoing to the extent practicable and ensure that no employee will face any unlawful retaliatory action for making such report. Information provided will be handled discreetly and shared only with those individuals that the Firm has a need to inform, such as regulators and those who are involved in investigating, resolving and, if necessary, remediating the issue. Employees who have concerns about or are aware of possible retaliatory action must report it, either to their manager, a Human Resources representative, or the Hotline.

1.9	Legal and Regulatory Inquiries

The financial markets in which AQR participates are highly regulated and, as a result, the Firm and/or its employees may from time to time be involved in certain legal or regulatory matters. Any employee who receives a legal or regulatory inquiry or request for information (relating to AQR or any other entity or person) from entities including, but not limited to, a regulator, government agency, self-regulatory organization, supervisory authority, legislative body, market exchange or litigant should immediately contact the CCO or his designee.

Employees may not reach out to government agencies, regulators or self-regulatory organizations for routine guidance or questions on business, legal or regulatory matters without pre-approval from the CCO or his designee. Nothing in this section shall interfere with an employee’s legal rights as an employee under applicable law, as discussed above.

[11]	The telephone numbers for the Hotline are located on the Compliance Page (Go/Compliance).

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Nothing in this Manual shall prohibit or restrict an employee from participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency, legislative body, or any self-regulatory organization, provided that, to the extent permitted by law, upon an employee’s receipt of any subpoena, court order or other legal process compelling the disclosure of any such information, documents, or testimony, an employee shall give prompt prior written notice to the CCO or the Compliance Department in order to provide the Firm reasonable opportunity to take appropriate steps to protect its Confidential Information.

II. Definitions

1.	AQR Mutual Funds: U.S. registered investment companies advised or sub-advised by AQR Capital Management, LLC and AQR Arbitrage, LLC.

2.

Beneficial Interest: Having or sharing a direct or indirect pecuniary interest in a security through any contract, arrangement, understanding, relationship or otherwise. Pecuniary interest means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security.

3.	Client: A person or entity with an advisory or sub-advisory agreement with the Firm.

4.

Compliance System: The Firm’s Compliance Pre-clearance, Reporting and Certification System, which is currently Star Compliance and can be accessed on AQRLive under Quick Links or on the Compliance Page (Go/Compliance).

5.	Confidential Information: Any non-public information, records, files, documents, correspondence or other material regarding the Firm, employees, Clients, or the business of the Firm.

6.

High Quality Short-Term Debt Instruments: Any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization, or which is unrated but is of comparable quality.

7.

Household Members: Persons who share a residence and personal assets with an employee (e.g., spouse, domestic partner, dependent children), or those that directly or indirectly provide to or receive from an employee material support (i.e., more than 25% annual income).

8.	Private Placements: An offering of unregistered securities to a limited pool of investors (e.g., hedge fund, private equity fund, venture capital fund, real estate fund).

9.

Reportable Securities: Common or preferred stock, debt securities, ETFs, shares issued by a close-end investment company, AQR Mutual Funds or non-U.S. registered mutual funds, or any other security other than those that are exempt from the reporting requirements.

10.	Restricted List: The Firm’s list of securities for which personal and Firm trading is either partially or wholly prohibited unless pre-approved by the CCO or his designee.

11.	Third-Party Managed Account: An account that is managed by an independent investment manager who has exclusive discretionary authority over all investment decisions in the account.

AQR Capital Management, LLC | One Greenwich Plaza | Greenwich, CT 06830 | U.S. | p: +1.203.742.3600 | f: +1.203.742.3100 | w: aqr.com